                                   ESCROW AGREEMENT


    This Escrow Agreement is made and entered into as of this 10th day of July, 1997, by and among Claremont Technology Group, Inc., an Oregon corporation ("Claremont"), First Trust National Association, as escrow agent (the "Escrow Agent"), and Michael L. Johnson in his capacity as the Shareholder Representative (the "Shareholder Representative").

    WHEREAS, Claremont, Claremont Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Claremont ("Subsidiary"), OpTex, Inc., an Ohio corporation ("OpTex"), Michael L. Johnson, Michael A. Guider, Juli
A. Shivley, Richard E. Brown, Laura Henderson and Michael Lininger are parties to an Agreement and Plan of Merger dated as of July 10, 1997 (the "Merger Agreement"); and

    WHEREAS, the Merger Agreement provides, among other things, that the Escrowed Merger Consideration (as defined in the Merger Agreement) shall be held in escrow upon the terms and conditions set forth herein; and

    WHEREAS, First Trust National Association is willing to serve as Escrow Agent pursuant to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, it is hereby agreed by and among Claremont, the Escrow Agent and the Shareholder Representative as follows:

    1.   ESCROW AMOUNT.

    Promptly after the date hereof, Claremont shall deliver to the Escrow Agent 120,000 shares of Claremont common stock, no par value per share, in four (4) certificates (the "Escrow Fund"). The certificates shall be in the names and denominations as set forth on the attached Exhibit A. In addition, Claremont shall deliver to the Escrow Agent a stock power endorsed in blank with respect to each of the certificates constituting the Escrow Fund. The Escrow Fund shall also be deemed to include any substitute certificates received by the Escrow Agent in accordance with an Escrow Release Letter (as hereinafter defined). The Escrow Agent shall have no responsibility to determine whether any shares or certificate(s) so delivered are sufficient under or in compliance with the foregoing terms, and shall be entitled to presume the genuineness of all certificate(s) so delivered, and the authority and genuineness of any signatures appearing thereon. Any distributions or dividends paid on the shares of stock constituting the Escrow Fund (other than cash dividends paid, which shall be paid to the beneficial owners of the shares) shall be held in and deemed to be a part of the Escrow Fund. The Escrow Agent shall not be required to inquire into the propriety of the Escrow Fund deposited hereunder nor shall the Escrow Agent be required to investigate any other matter or arrangement among Claremont, Subsidiary, OpTex or the Shareholder Representative, including the Merger Agreement.

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1 - ESCROW AGREEMENT

    2.   DISBURSEMENT OF ESCROW FUND.

         (a)  The Escrow Agent shall release all or a portion of the Escrow
Fund ONLY upon receipt by the Escrow Agent of a letter (the "Escrow Release Letter"), in the form of attached Exhibit B, executed by Claremont and the Shareholder Representative, or upon receipt of a court order, and then ONLY in the amount and in accordance with the instructions contained in the Escrow Release Letter or such court order. The Escrow Agent shall submit the certificate(s) representing the Escrow Fund to the transfer agent specified by Claremont for exchange, as and to the extent necessary to comply with any such Escrow Release Letter, and shall not be responsible for any delay, action or omission by the transfer agent in that connection. The Escrow Agent shall tender all fractional shares of Claremont common stock resulting from the instructions in the Escrow Release Letter to Claremont who shall itself repurchase those shares at then-current market value, and shall, upon receipt of the purchase price from Claremont for such fractional shares, disburse their value in cash to those individuals listed on the attached Exhibit B who would have received the fractional share. In no event shall the Escrow Agent have any liability for any failure or refusal by Claremont to repurchase (as provided above), or to determine whether the price offered and paid by Claremont is the then-current market value. Any cash held in the Escrow Fund shall likewise be disbursed among those listed on Exhibit A, in the proportions there shown in accordance with the instructions contained in an Escrow Release Letter or court order. In case of any questions concerning the proper final distribution of the Escrow Fund (as to which no claim has been made by Claremont under the Merger Agreement (each a "Claim")), Escrow Agent shall present those questions to Claremont and the Shareholder Representative in writing, and shall be entitled to rely entirely upon the joint written instructions of Claremont and the Shareholder Representative in resolving those questions. The individuals set forth on Exhibit A shall have no direct right to enforce or dispute the terms of this Agreement, but may only act as a group through the Shareholder Representative.

         (b) If Escrow Agent has, on or before the First Issue Date (as hereinafter defined), received one or more written notices, in the form of attached Exhibit C, from Claremont which (i) specify a particular Claim Claremont has against the Escrow Fund; (ii) identify a particular number of Claremont shares that the Escrow Agent shall retain until further notice against the Escrow Fund, and (iii) confirm that such Claim(s) have not been withdrawn before the First Issue Date, then Escrow Agent shall withhold from final distribution, pending receipt of an Escrow Release Letter or court order, the number of shares specified in all such written notices of Claim(s) together (but not exceeding the entire remainder of the Escrow Fund). "First Issue Date" means that day which is 60 days after the first anniversary of the date on which the Articles of Merger are filed in accordance with the Oregon Business Corporation Act and the Certificate of Merger is filed in accordance with the Ohio Revised Code and accepted by the Secretary of State of Oregon and the Secretary of State of Ohio (which date will be certified in writing to the Escrow Agent by Claremont). In no event shall the Escrow Agent have any duty to investigate, monitor or recalculate any information set forth in any such Claim notice. The Escrow Agent shall have no obligation to act in accordance with the instructions of Claremont (i) to the extent that such instructions request that the Escrow Agent determine the fair market value or actual value of the shares held in escrow, or to determine the amount or value of any Claim or otherwise perform any obligation or duty other

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2 - ESCROW AGREEMENT
than those expressly set forth in this Agreement, or (ii) to the extent the Escrow Agent has received conflicting or contradictory notices or instructions, which are in conflict with or inconsistent with this Agreement.

         (c) Except as provided in this Section 2 or as otherwise agreed upon in writing by Claremont and the Shareholder Representative or as otherwise provided in Section 3(f) or Section 4 hereof, the Escrow Agent shall not release all or any portion of the Escrow Fund.

    3.   DUTIES AND RESPONSIBILITIES OF ESCROW AGENT.

         (a) Claremont and the Shareholder Representative acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements among other parties referred to herein, including the Merger Agreement, and shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; and (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof.

         (b) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, willful misconduct or bad faith on the part of the Escrow Agent (or such director, officer or employee, as the case may be). Claremont and the Shareholder Representative covenant and agree to indemnify the Escrow Agent and any of its employees and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent and any of its employees arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, or incurred in carrying out its duties, powers or rights hereunder, unless such loss, liability or expense shall be caused by the Escrow Agent's (or its employees') willful misconduct, gross negligence or bad faith. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. The Escrow Agent's duty is to the parties to the Escrow Agreement and to no other persons whomsoever.

         (c) Claremont and the Shareholder Representative agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Escrow Fund under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. Claremont and the Shareholder Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as

--------------------------------------------------------------------------------

3 - ESCROW AGREEMENT
escrow agent under this Agreement. Claremont and the Shareholder Representative agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. Notwithstanding the foregoing, no distributions will be made unless the Escrow Agent is supplied, if necessary, with an original, signed W-9 form or its equivalent prior to distribution.

         (d) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own willful misconduct, gross negligence or bad faith.

         (e) Claremont agrees to pay the fees of, and to reimburse all expenses incurred by, the Escrow Agent in entering into this Agreement and performing its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit D, which may be subject to change hereafter on an annual basis. The Escrow Agent shall also be entitled to reimbursement on demand for, and Claremont agrees to pay, all reasonable costs and expenses incurred in connection with the administration of this Agreement (including without limitation liquidation of shares as contemplated by Section 2(a)) or the escrow created hereby which are in excess of its compensation for normal services hereunder, including any fees or expenses incurred prior to trial, at trial or on appeal, or in any bankruptcy or arbitration proceeding.

         (f) The Escrow Agent may at any time resign as escrow agent hereunder by giving thirty (30) days' prior written notice of resignation to Claremont and the Shareholder Representative. Prior to the effective date of the resignation as specified in such notice, Claremont and the Shareholder Representative will issue to the Escrow Agent joint written instructions authorizing redelivery of the Escrow Fund to a bank or trust company that they mutually select as successor to the Escrow Agent hereunder. Such bank or trust company shall have an office in Portland, Oregon, and shall have capital, surplus and undivided profits in excess of $10,000,000. If no successor escrow agent is named by Claremont, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. The provisions of Sections 3(b) and 3(c) shall survive any resignation by the Escrow Agent. Any entity which becomes a successor to the Escrow Agent whether by merger, or by acquisition of all or substantially all of the stock, assets or corporate trust business of the Escrow Agent, shall automatically be deemed to be the Escrow Agent hereunder without further action by any party to this Escrow Agreement.

         (g) The Escrow Agent does not have and will not have any interest in the Escrow Fund, but is serving only as escrow holder, having only possession thereof. The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Agreement.

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4 - ESCROW AGREEMENT

         (h) Except as may be required by law, the Escrow Agent will make reasonable efforts not to disclose to any person the existence of this Agreement or the transactions contemplated hereby, except that it shall not be a violation or breach of this Section 3(h) if this Agreement, the existence hereof or the transactions contemplated hereby are disclosed to any regulatory authority or auditor, to the Escrow Agent's legal counsel (which may include outside counsel) or similar advisors in connection with the administration hereof, to any person in connection with the defense of any claim (whether or not a legal proceeding is commenced) brought against the Escrow Agent, to any person who has already become aware of such information by disclosure by one of the other parties or because such information has otherwise become publicly available, or pursuant to the order of any governmental, regulatory or judicial authority of competent jurisdiction.

         (i) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

         (j) The Escrow Agent shall have no duty or obligation to vote or take any other similar action in connection with the shares held hereunder (whether pursuant to a consent solicitation or meeting of shareholders or otherwise), or otherwise to take any action to preserve, protect, enforce or exercise rights in such shares.

    4.   DISPUTE RESOLUTION.

    It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund, or should any claim be made upon the Escrow Fund by a third party (or if the Escrow Agent shall receive contradictory instructions from the other parties inconsistent with or contrary to the terms of this Agreement), the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of the Escrow Fund until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court of competent jurisdiction in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund. The Escrow Agent shall have the right to retain counsel, including in-house counsel, in case it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

    5.   INVESTMENT OF ESCROW FUND.

    The Escrow Agent shall invest any cash distributions paid on shares of Claremont common stock held in the Escrow Fund as directed jointly in writing by Claremont and the Shareholder Representative in any of the following:

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5 - ESCROW AGREEMENT

          (i) obligations issued or guaranteed by The United States of America or any agency or instrumentality thereof;

         (ii) FDIC insured certificates of deposit of or interest bearing accounts with national banks or corporations endowed with trust powers, including the Escrow Agent, having capital and surplus in excess of $100,000,000;

        (iii) commercial paper that at the time of investment is rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investor Service, Inc.;

         (iv) repurchase agreements with any bank or corporation described in clause (ii), or international banks with domestic United States operations having capital and surplus in excess of $100,000,000, fully secured by obligations described in clause (i); and

          (v) money market funds invested in instruments described in clause (i) and clause (iv) above.

    The Escrow Agent shall have no obligation to give investment advice, and no liability therefor. The Escrow Agent may make any investment permitted hereunder through its own trust or investment departments, or through any of its subsidiaries or affiliates. The Escrow Agent may act as principal or agent in making or disposing of any investment. Claremont acknowledges that, to the extent regulations of the Comptroller of the Currency or of any other applicable regulatory agency grant the right to receive brokerage confirmations of security transactions, Claremont hereby waives receipt of such confirmations. The Escrow Agent shall provide to Claremont and the Shareholder Representative periodic statements of account which include all details of investments. Any losses incurred on any investment shall be charged against the Escrow Fund. The Escrow Agent shall be authorized to liquidate any investments as and when necessary to make any payment or release under or pursuant to the terms of this Agreement, and shall have no liability (other than in respect of its willful misconduct, gross negligence or bad faith) for any loss incurred on any such liquidation (such as any liquidation prior to maturity). Absent joint written instructions from Claremont and the Shareholder Representative as provided above, the Escrow Agent shall have no duty to invest, or otherwise to pay any interest on, any funds held by it hereunder.

    6.   CONSENT TO JURISDICTION AND SERVICE.

    Claremont and the Shareholder Representative hereby absolutely and irrevocably consent and submit to the jurisdiction of the state courts of the State of Oregon and of the United States District Court for the District of Oregon in connection with any actions or proceedings brought against Claremont by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, Claremont and the Shareholder Representative hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to Claremont and the Shareholder Representative, as the case may be, at their respective addresses in accordance with Section 8 hereof.

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6 - ESCROW AGREEMENT

    7.   FORCE MAJEURE.

    The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

    8.   NOTICES.

    Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be considered to have been duly given on the date sent by certified or registered United States mail, postage prepaid, addressed as follows or by telecopy to the number below with a copy to follow by first-class mail:

    If to Claremont:

         Claremont Technology Group, Inc.
         70 West Red Oak Lane, 4th Floor
         White Plains, New York   10604
         Attention: Dennis M. Goett, Chief Financial Officer

    With a copy to:

         Claremont Technology Group, Inc.
         One Elm Square
         Andover, Massachusetts   01810
         Attention:  Elise P. Caffrey, Vice President

    And to:

         Ater Wynne Hewitt Dodson & Skerritt, LLP
         Suite 1800
         222 S.W. Columbia
         Portland, OR 97201-6618
         Attention: Brenda L. Meltebeke, Esquire

    If to the Shareholder Representative:

         Michael L. Johnson
         6065 Glenbarr Place
         Dublin, OH  43017

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7 - ESCROW AGREEMENT

    If to the Escrow Agent:

         First Trust National Association
         1000 S.W. Broadway
         Suite 1750
         Portland, OR 97205
         Attention: Lawrence J. Bell


    9.   BINDING EFFECT.

    This Agreement shall be binding upon the respective parties hereto and their respective successors and assigns.

    10.  CONSTRUCTION.

    This Agreement shall be construed under and governed by the internal laws of the State of Oregon without regard to principles of conflict of laws.

    11.  MODIFICATION; WAIVER.

    This Agreement may not be altered, amended, modified or revoked without the written consent of the parties hereto, except that if Michael L. Johnson dies or resigns as the Shareholder Representative, then the Escrow Agent shall receive a notice signed by a majority of the interests represented on Exhibit B designating for all purposes hereunder a substitute Shareholder Representative (the "Notice of Substitution"). The Escrow Agent shall be entitled to rely conclusively upon any such Notice of Substitution after the resignation or death of Michael L. Johnson without further investigation or inquiry of any kind, and notwithstanding any notice to the contrary, and shall have no liability for actions taken in reliance thereon. A Notice of Substitution shall contain the name and notice address of the substitute Shareholder Representative. No conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

    12.  REPRODUCTION OF DOCUMENTS.

    This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such

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8 - ESCROW AGREEMENT
reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

    13.  JUDGMENTS.

    The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of competent jurisdiction. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any such court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm, corporation or entity by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

    14.  COUNTERPARTS.

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    15.  TERMINATION OF ESCROW.

    This Agreement shall terminate and the Escrow Agent shall have no further duties hereunder upon the distribution of all of the Escrow Fund, which distribution shall occur no later than the tenth anniversary of the date of this Agreement. The provisions of Sections 3(b) and 3(c) shall survive the termination of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CLAREMONT TECHNOLOGY GROUP, INC.
                                       SHAREHOLDER REPRESENTATIVE:


By:--------------------------------
Its Vice President                     --------------------------------
                                       MICHAEL L. JOHNSON

ESCROW AGENT:

FIRST TRUST NATIONAL ASSOCIATION
as Escrow Agent

By:--------------------------------
Name:    Lawrence J. Bell
Title:   Vice President

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9 - ESCROW AGREEMENT

                                      EXHIBIT A



                                       Percentage            Number
                                       of Escrow           of Shares
                                       ----------          ---------

Michael L. Johnson                          88%              105,600

Juli A. Shivley                              5%                6,000

Laura Henderson                              5%                6,000

Michael Lininger                             2%                2,400

Total                                      100%              120,000


EXHIBIT A

                                      EXHIBIT B


                                        [Date]



Lawrence J. Bell
Vice President
First Trust National Association
1000 S.W. Broadway
Suite 1750
Portland, Oregon   97205

    RE: Escrow of shares of common stock of Claremont Technology Group, Inc. (the "Company")

Dear Mr. Bell:

    The undersigned hereby request that you release _____________ shares of the common stock, no par value per share, of the Company, held by you as escrow agent pursuant to that certain Escrow Agreement dated as of July ___, 1997, by and among the Company, First Trust National Association and Michael L. Johnson in his capacity as Shareholder Representative, in accordance with the following instructions:




SHAREHOLDER REPRESENTATIVE        CLAREMONT TECHNOLOGY GROUP, INC.


                             By:
--------------------------       ----------------------------------------------
MICHAEL L. JOHNSON           Its:
                                 ----------------------------------------------


EXHIBIT B

                                      EXHIBIT C


                                   Notice of Claim

    Pursuant to Section 2(b) of the Escrow Agreement dated as of  July __,
1997, by and among Claremont Technology Group, Inc. (the "Company"), OpTex, Inc. and Michael L. Johnson, in his capacity as the Shareholder Representative, the Company hereby provides notice of a claim(s) as follows:

    1.   Claim:



    2. Number of shares of the common stock, no par value, of Claremont Technology Group, Inc. to be retained in escrow until further notice:



    3.   Claim has not been withdrawn.




                                  CLAREMONT TECHNOLOGY GROUP, INC.


                                  By:
                                      -----------------------------------------
                                  Its:
                                      -----------------------------------------

                                  Date:
                                       ----------------------------------------


EXHIBIT C

                                      EXHIBIT D

                                     ESCROW AGENT

                                     FEE SCHEDULE


Acceptance Fee                                                      $ 1,000.00

Annual Fee: for period up to first anniversary of execution           1,500.00
of Agreement. If the account is open beyond the first anniversary, an additional Annual Fee will be due and payable


Transactional Fees:

    Investments                                                         $37.50
                                                                 per buy, sale
                                                                   or maturity

No charge for deposits or withdrawals from First American Fund money market funds.


EXHIBIT D